Exhibit 99.1

April 26, 2011

Elliott named Franklin Financial Vice Chairman

(CHAMBERSBURG) The Board of Directors of Franklin Financial Services Corporation today elected G. Warren Elliott as Vice Chairman.

Elliott is president of Cardinal Crossings, Inc.  A former Franklin County commissioner, he joined the F&M Trust board of directors in 1991 and the Franklin Financial board in 1994.  He previously served as an adjunct faculty member at Shippensburg University, where he taught state and local government.

Elliott graduated with honors from Shippensburg University with a bachelor’s degree in public administration.  He also earned a master’s degree in public administration from Shippensburg University.  He has received numerous awards and honors including Penn State Mont Alto Centennial Fellow, Distinguished Alumni of both Shippensburg University and Penn State Mont Alto, and County Commissioner of the Year in 2007 by the County Commissioners’ Association of Pennsylvania. In 2010, he received the Zane A. Miller Award from the Franklin County Area Development Corporation (FCADC) for service to the county.  Elliott currently serves on the Pennsylvania Fish and Boat Commission, and was recently appointed to the Chesapeake Bay Commission.

The Board of Directors determined that an individual should be elected to the position of Vice Chairman to facilitate a smooth transition when Board Chairman Charles M. Sioberg retires from the Board in December 2011, upon his reaching the corporation’s mandatory retirement age. Elliott will succeed Sioberg as chairman of both Franklin Financial and F&M Trust.

Elliott’s election came at the annual reorganizational meeting which followed the Annual Shareholders meeting.  At the Annual Shareholders meeting, shareholders reelected G. Warren Elliott, Stanley J. Kerlin, William E. Snell, Jr., and Martha B. Walker to the Board of Directors for three-year terms. Approximately 300 shareholders and guests attended the meeting held at The Orchards Restaurant in Chambersburg.

           Franklin Financial is the largest independent, locally owned and operated bank holding company in Franklin County with assets of over $970 million.  Its wholly-owned subsidiary, F&M Trust Company, has twenty-five community banking offices located throughout Franklin, Cumberland, Fulton and Huntingdon Counties in Chambersburg, Mont Alto, Marion, St. Thomas, Greencastle, Waynesboro, Boiling Springs, Camp Hill, Carlisle, Newville, Shippensburg, McConnellsburg, Hustontown, Warfordsburg and Orbisonia.